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                                                                       EXHIBIT 5

                               December 18, 1997


Plains Resources Inc.
1600 Smith, Suite 1500
Houston, Texas 77002

Gentlemen:

     I have acted as counsel for Plains Resources Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of (i) 150,000 shares of the Company's common stock, $.10 par value (the "Common Stock"), issuable upon the exercise of a Warrant for the Purchase of Shares of Common Stock issued to Shell Land & Energy Company, as holder (the "Warrant"), and (ii) 1,082,000 shares of Common Stock issuable upon the conversion of shares of the Company's Series D Cumulative Convertible Preferred Stock (the "Series D Preferred Stock") or the exchange of dividend arrearages on the Series D Preferred Stock, such shares to be offered upon the terms and conditions set forth in the Registration Statement on Form S-3 (the "Registration Statement") relating thereto filed with the Securities and Exchange Commission.

     In connection therewith, I have examined originals or copies certified or otherwise identified to my satisfaction of the Warrant, the Second Restated Certificate of Incorporation of the Company, the Bylaws of the Company, corporate proceedings with respect to the Warrant, the Series D Preferred Stock and the registration of the shares of Common Stock and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions expressed herein.

     Based on the foregoing, I am of the opinion that:

     1. The Company has been duly organized and is validly existing in good standing under the laws of the State of Delaware.

     2. 150,000 of the shares of Common Stock proposed to be sold pursuant to the Registration Statement, when issued in accordance with the terms and conditions of the Warrant, will be duly and validly issued and fully paid and nonassessable.

     3. 1,082,000 of the shares of Common Stock proposed to be sold pursuant to the Registration Statement, when issued in accordance with the terms and conditions of the Series D Preferred Stock, will be duly and validly issued and fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                Sincerely,


                                /s/ MICHAEL R. PATTERSON
                                --------------------------------------
                                Michael R. Patterson
                                Vice President and General Counsel


MRP/mnc